                              ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made the 27th day of January, 1999, by and between New Century Arizona, LLC ("NCA"), New Century Arizona License Partnership ("NCALP"; and together with NCA, "Seller") and Heftel
Broadcasting Corporation ("Purchaser").

                                W I T N E S S E T H:

     WHEREAS, NCALP is the licensee of Radio Station KHOT-FM (the "Station"), licensed to Paradise Valley, Arizona and authorized by the Federal Communications Commission (the "FCC"), and Seller owns, or is the lessee of, the assets which are used in the operation of the Station; and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain properties and assets relating to the Station as described herein under the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF ASSETS.

     1.1 PURCHASE AND SALE OF STATION ASSETS. Subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), Seller shall, or if necessary shall cause its affiliated companies to, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller and such affiliates of Seller, the fee, licensee or lessee interest in and to the following assets used in the operation of the Station (the "Station Assets"), free and clear of all liens, security interests, charges, encumbrances and rights of others, except as provided below:

     (a) The licenses, construction permits or authorizations issued by or pending before the FCC or any other governmental authority for use in the operation of the Station that are set forth on Schedule I attached hereto, together with any and all renewals, extensions and modifications thereof (the "Governmental Licenses");

     (b) The real and personal property, tangible or intangible, owned or leased by Seller and used in the operation of the Station set forth on Schedule II hereto, together with replacements thereof and additions thereto made between the date hereof and the Closing;

     (c)      The KHOT-FM call letters;

     (d) Advertising credits (not less than $150,000 in amount and in form and type acceptable to Purchaser) in favor of the Seller and/or the Station from the Univision television broadcasting station affiliate in the Phoenix market; and

     (e) Copies of the Station's FCC logs, all materials maintained in the Station's FCC public file, technical data and records relating to the Station Assets.

     All other assets of any nature whatsoever shall be retained by Seller and no rights therein shall be transferred to Purchaser.

     1.2 ASSUMED LIABILITIES. At the Closing, Purchaser shall assume the specified contractual obligations of the Station listed on Schedule III hereto, as such contracts may be amended through the Closing Date with the mutual consent of Seller and Purchaser (collectively, the "Assumed Liabilities"), and Purchaser agrees to pay and perform the Assumed Liabilities after the Closing Date, when and as such payment and performance obligations come due. Except as specifically set forth on such Schedule III, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Station or Seller. Purchaser is and shall remain liable for any obligation and/or liability incurred by Purchaser at any time.

2.   CONSIDERATION; CLOSING.

     2.1 PURCHASE PRICE. The consideration to be received by Seller in exchange for the Station Assets shall be $18,300,000 in cash, payable in immediately available funds at Closing. Purchaser and Seller agree to allocate the foregoing purchase price for federal income tax purposes among the Station Assets in the manner set forth on Schedule IV. Purchaser shall bear the costs of any appraisals of the Station Assets made for such purposes. Such appraisals shall be made by Bond & Pecaro, or such other qualified appraisers selected by Purchaser.

     2.2      TIME OF CLOSING.

     (a) A closing (the "Closing") for the sale and purchase of the Station Assets shall be held at the offices of Seller's counsel in Phoenix, Arizona (or such other place as may be agreed upon by the parties in writing) on the date which is the latest of (i) the 10th day after the FCC Order (as defined hereinafter) or (ii) the second business day after the satisfaction of all of the conditions precedent to the obligations of Purchaser and Seller hereunder, or (iii) such other date as may be mutually agreed upon by the parties in writing (the "Closing Date"). Notwithstanding the foregoing, in no event shall the Closing occur prior to January 15, 1999. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

     (b) In order to consummate the transfer of the Station Assets, Seller and Purchaser agree to use their best efforts and cooperation to file, within ten business days after the date hereof, an assignment of license application (the "FCC Application") requesting FCC consent to the assignment from Seller to Purchaser of all Governmental Licenses used in the operation of the Station. The parties agree that the FCC Application will be prosecuted with mutual cooperation, reasonable best efforts, in good faith and with due diligence. The parties agree to use their reasonable best efforts to file additional information or amendments requested by the FCC orally or in writing as rapidly as possible after such request and, in any event, to commence preparation of such additional information or amendments immediately upon request and to complete and file the same with the FCC as rapidly as practical. Each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of the FCC Application (it being understood that the parties will bear equally the FCC filing fee). As used herein, the term "FCC Order" shall mean that the FCC has granted or given its consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the Governmental Licenses; and the term "Final Order" shall mean that the FCC Order shall have become final, that the normally applicable time period for filing any protests, requests for stay, reconsideration by the FCC, petitions for rehearing or appeal of such order shall have expired, and that no protest, request for stay, reconsideration by the FCC, petition for rehearing or appeal of such order shall be pending.

     (c) To the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the parties further agree to use their best efforts to make any necessary filings under the HSR Act, within ten days after the date hereof. The fees associated with any filings made pursuant to the HSR Act shall be split equally between the parties (it being understood that the Purchaser shall advance Seller's portion of such fee at the time of filing and be reimbursed in the form of a deduction from the purchase price).

     2.3 CLOSING PROCEDURE. At the Closing, Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall (i) issue and deliver to Seller the purchase price in accordance with Section 2.1 above and (ii) execute and deliver the assumption agreements with respect to the Assumed Liabilities as are contemplated by
Section 1.2 hereof. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller hereby represents and warrants to Purchaser, as follows:

     3.1 ORGANIZATION; GOOD STANDING. NCA is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted. NCALP is a general partnership duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

     3.2 DUE AUTHORIZATION. Subject to the FCC Order and the Final Order, Seller has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. Seller has taken all necessary action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

     3.3 EXECUTION AND DELIVERY. Neither the execution and delivery by Seller of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Certificate of Formation, Operating Agreement or Partnership Agreement, as applicable, of Seller (ii) subject to the FCC Order and Final Order, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business or operations of Seller or Purchaser's ownership of the Station Assets; or (iii) except as disclosed on Schedule V, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the Station Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which Seller is a party or by which it is bound or affected. Notwithstanding the foregoing, Seller believes that upon the filing of the FCC Application or shortly thereafter, the Station will lose a substantial number of employees and a substantial amount of its revenues.

     3.4 GOVERNMENTAL CONSENTS. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC or under the HSR Act.

     3.5 TITLE TO PERSONAL PROPERTY ASSETS. Except for leased or licensed property, Seller is the sole and exclusive legal owner of all right, title and interest in, and when delivered to Purchaser, the Station Assets constituting personal property shall be free and clear of liens, claims and encumbrances except liens for taxes not yet payable, and liens permitted or incurred by Purchaser.

     3.6      REAL ESTATE.

     (a) Subject to the following sentence, Seller has a valid, binding and enforceable leasehold interest at its transmitter site located at 11138 North 148th Street, Mountain Hills, Arizona (the "Real Estate"). A true, complete and correct copy of the lease with respect to the Real Estate has been furnished to Purchaser.

     (b) Seller has not received any notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with any of the Real Estate. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the

Station to the Real Estate or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

     (c) To Seller's knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, any of the Real Estate which is, in any case, in material violation by Seller of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

     3.7      GOVERNMENTAL LICENSES AND REPORTS.

     (a) Schedule I lists and accurately describes all of the Governmental Licenses. Seller has furnished to Purchaser true and accurate copies of all such Governmental Licenses. Each Governmental License is in full force and effect and is valid under applicable federal, state and local laws; and Seller has not done anything which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any Governmental License or the imposition of any restriction of such a nature as might reasonably be expected to adversely affect the operation of the Station as now conducted, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally.

     (b) With respect to the Station, Seller has duly filed all material reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not have a material adverse effect upon the operations of the Station or where such payments are being contested in good faith. All reports required to be filed by Seller with the FCC with respect to the Station have been filed, except where the failure to so file would not have a material adverse effect upon the Station.

     3.8 TAXES. All tax reports and returns required to be filed by or relating to the Station Assets or operations of the Station (including sales, use, property and employment taxes) have been filed with the appropriate federal, state and local governmental agencies, and there have been paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material); (ii) there are no examinations or audits pending or unresolved examinations or audit issues with respect to Seller's federal, state or local tax returns; (iii) all additional taxes, if any, assessed as a result of such examinations or audits have been paid; and (iv) there are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Station Assets.

     3.9 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or publicly disclosed investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against the Station which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Station or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

     3.10 CALL LETTERS. Other than as set forth on Schedule 3.10 hereto, there are no agreements in effect relating to the use of the KHOT-FM call letters by the Station or by Seller.

     3.11 FINDERS AND BROKERS. Other than Star Media Group (the fees and expenses of which shall be borne by Seller), no person has as a result of any agreement entered into by Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

     3.12 NO OTHER REPRESENTATIONS. Except for the express representations and warranties contained in this Section 3, Seller makes no other representations or warranties of any nature whatsoever, and Seller hereby disclaims any other representations and warranties of any nature whatsoever.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to Seller as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

     4.2 DUE AUTHORIZATION. Subject to the FCC Order and Final Order, Purchaser has full power and authority to enter into and perform this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser.
This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

     4.3 EXECUTION AND DELIVERY. Neither the execution and delivery by Purchaser of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of Purchaser; (ii) subject to the FCC Order and Final Order, violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or
(iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

     4.4 CONSENTS. No consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation by it of any transaction contemplated hereby, other than the consent of the FCC or under the HSR Act. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, except as may have been previously obtained by Purchaser. Purchaser warrants that it is legally qualified to become a licensee of the Station and is aware of no impediment to the approval by the FCC of the assignment of the Governmental Licenses to Purchaser. To Purchaser's knowledge, Purchaser's acquisition of the Station Assets will not require a waiver of any FCC rule, regulation or policy, and Purchaser knows of no fact that would cause the FCC to materially delay the processing or grant of the FCC Order (including approval of the FCC Application), including facts relating to Purchaser's market share in any locality within the Station's primary service contour.

     4.5 FINDERS AND BROKERS. No person has as a result of any agreement entered into by Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

     4.6      PURCHASER'S QUALIFICATION.   Purchaser is in all material respects
qualified legally, financially and otherwise to be the licensee of the Station, and has or shall have sufficient resources to pay in full all amounts due to Seller under this Agreement when such amounts are due. In furtherance of the foregoing, during the last 12 months, Purchaser has had no applications in front of the FCC rejected, reconsidered or withdrawn.

     4.7 LITIGATION. There are no suits, legal proceedings, or known investigations of any nature pending or, to Purchaser's knowledge, threatened against or affecting Purchaser that would affect Purchaser's ability to carry out the transactions contemplated hereby, or would affect Purchaser's qualifications to own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC.

     4.8 MISCELLANEOUS MATTERS. Purchaser acknowledges that no other representations or warranties have been made by Seller, and Purchaser has not and will not rely on any statements made by Seller or its representatives or agents other than those expressly set forth herein.

5.   CERTAIN COVENANTS AND AGREEMENTS.

     5.1 REASONABLE EFFORTS. Each of Seller and Purchaser shall take all reasonable action necessary and cooperate in good faith to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Except as otherwise provided herein, each of Seller and Purchaser acknowledges and agrees that it shall pay all costs, fees and expenses incurred by it in obtaining such necessary consents and approvals. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other. If the FCC determines that the transactions contemplated hereby or a portion thereof are inconsistent or violative of FCC rules or regulations, the parties agree that they will negotiate in good faith to amend, modify or restructure the transactions contemplated hereby so as to be consistent with FCC rules and regulations; provided, that the amount or timing of payment of the purchase price shall not be amended or modified.

     5.2 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by Seller and Purchaser.

     5.3      PARTIES ACTION PENDING THE CLOSING.   During the period from the
date hereof to the Closing Date, unless the prior consent of the other party is first obtained, neither party shall knowingly take any action which would cause any representation and warranty made by such party hereunder to be untrue as of the Closing Date.

     5.4 TRANSITION CONSULTING FEE. In the event that, subsequent to the Closing, the Purchaser elects to occupy the Seller's studio location, as set forth in the Sublease (as described in Section 6.5), the Purchaser will pay to Seller a consulting fee for the months in which the Sublease is in effect as follows: (i) $4,000 per month during the months prior to April 1999, (ii) $9,000 per month for April 1999 through June 1999 and (iii) $49,000 per month for July 1999 and each subsequent month.

6.   CONDITIONS TO PURCHASER'S CLOSING.

     All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

     6.1      REPRESENTATIONS, ETC.    Seller shall have performed in all
material respects the covenants and agreements contained in this Agreement that are to be performed by it as of the Closing, and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     6.2 CONSENTS. All consents and approvals from the FCC (other than the Final Order) and under the HSR Act required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost (except for regularly scheduled filing fees, and attorneys' and other experts fees incurred in connection therewith) or other materially adverse consequence to Purchaser and shall be in full force and effect. All consents and approvals required from third parties under the Assumed Liabilities shall have been obtained without material cost to Purchaser.

     6.3 NO ADVERSE LITIGATION. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, (ii) materially adversely affecting the value of the Station Assets or (iii) making Purchaser liable for the payment of damages to any person in respect of the Station or the Station's Assets.

     6.4 STATION UPGRADE. The FCC shall have approved Seller's application for a "one-step" upgrade of the Station's broadcast authorization to Class C2 status, and such approval shall have become final, that the normally applicable time period for filing any protests, requests for stay, reconsideration by the FCC, petitions for rehearing or appeal of such order shall have expired, and that no protest, request for stay, reconsideration by the FCC, petition for rehearing or appeal of such order shall be pending.

     6.5 SUBLEASE. Seller and Purchaser shall have entered into the Sublease in the form of Exhibit A attached hereto (the "Sublease").

     6.6 UNWIND AGREEMENT. Seller and Purchaser shall have entered into the Unwind Agreement in the form of Exhibit B attached hereto (the "Unwind Agreement").

     6.7 CLOSING DELIVERIES. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

7.   CONDITIONS TO SELLER'S CLOSING.

     All obligations of Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

     7.1 REPRESENTATIONS, ETC. Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

     7.2 NO ADVERSE LITIGATION. No order or temporary, preliminary or permanent injunction or restraining order shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of making any of the transactions contemplated hereby illegal, or (ii) making Seller liable for the payment of damages to any person in respect of the Station or the Station's Assets.

     7.3 CONSENTS. All consents and approvals from the FCC (other than the Final Order) and under the HSR Act required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost (except for regularly scheduled filing fees, and attorneys' and other experts fees incurred in connection therewith) or other materially adverse consequence to Seller and shall be in full force and effect. All consents and approvals required from third parties under the Assumed Liabilities shall have been obtained without material cost to Seller.

     7.4 SUBLEASE. Seller and Purchaser shall have entered into the Sublease.

     7.5 UNWIND AGREEMENT. Seller and Purchaser shall have entered into the Unwind Agreement.

     7.6      CLOSING DELIVERIES.   Seller shall have received each of the
documents or items required to be delivered to it pursuant to Section 8.2.

8.   DOCUMENTS TO BE DELIVERED AT CLOSING.

     8.1      TO PURCHASER.  At the Closing, there shall be delivered to
Purchaser:

     (a) The warranty deeds, bills of sale, agreements of assignment and similar instruments of transfer to the Station Assets contemplated by Section
2.3 hereof.

     (b) A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.3 hereof.

     (c)      All other items reasonably requested by Purchaser.

     8.2      TO SELLER.  At the Closing, there shall be delivered to Seller:

     (a) The balance of the purchase price contemplated by Section 2.1 hereof, in the form of wire transfer or cashier's or certified check as Seller may direct.

     (b) A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 through 7.3.

     (c) An assumption agreement pursuant to which Purchaser shall assume the Assumed Liabilities.

     (d)      All other items reasonably requested by Seller.

9.   SURVIVAL.

     All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to have been relied upon by the parties hereto and shall survive the Closing for a period of one year (except for the provisions of Section 5.4 which shall survive until such provision expires in accordance with its terms), and notice of any claim of any nature hereunder seeking indemnification or any other remedy must be given within one year from the Closing Date, and if not, shall be deemed waived and forfeited. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement or, if made in a certificate, the date of such certificate.

10.  INDEMNIFICATION OF PURCHASER.

     Subject to the limitations set forth in Sections 9 and 12, Seller shall indemnify and hold Purchaser harmless from, against, for and in respect of:

     (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

     (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Station at all times prior to the Closing Date (other than the Assumed Liabilities); and

     (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11.  INDEMNIFICATION OF SELLER.

     Subject to the limitations set forth in Sections 9 and 12, Purchaser shall indemnify and hold Seller harmless from, against, for and in respect of:

     (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Seller because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

     (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Station on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement or any document, certificate or agreement executed in connection with this Agreement;

     (c)      any of the Assumed Liabilities; and

     (d) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.  GENERAL RULES REGARDING INDEMNIFICATION.

     The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

     (a) The indemnified party shall give prompt written notice (which in no event shall exceed 20 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

     (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, or (B) counsel to such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from those available to the indemnifying party, in any of which events the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. In the latter such case only that portion of such fees and expenses of the indemnified party's separate counsel reasonably related to matters covered by the indemnity agreements contained in Section 10 or 11 hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

     (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

     (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

     (e) If any claims are made by an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid to the indemnifying party by the indemnified party to the extent that an indemnifying
party has already paid any such amounts).   In addition, any claim for indemnity
hereunder shall reduced by any tax-related benefit reasonably expected by Purchaser to be received or actually received by Purchaser.

     (f) The indemnified party shall not make any claim unless and until it has incurred indemnified losses, damages and expenses in the cumulative aggregate amount of $25,000, and then only in respect of the excess over such $25,000 minimum. All claims for indemnification shall not, in any event, exceed $3.6 million.

     (g) Purchaser and Seller acknowledge and agree that the foregoing indemnification provisions in Sections 10, 11 and 12 hereof shall be the sole and exclusive remedies for breaches or defaults of any representation, warranty, covenant or agreement contained herein or in any other document or instrument delivered in connection herewith.

13. TERMINATION. This Agreement may be terminated by the mutual consent of Purchaser and Seller, or by either Purchaser or Seller, if the terminating party is not then in material breach of its obligations hereunder, upon written notice to the other upon the occurrence of any of the following:

     (a) By the terminating party, if the other party is in material breach of its obligations hereunder and such breach has not been cured by the other party within 30 days of written notice of such breach;

     (b) If the FCC designates the FCC Application contemplated by Section 2.2(b) hereof for hearing at any time; or

     (c)      If the Closing has not occurred on or before December 31, 1999.

In the event that this Agreement is terminated as a result of either party's material breach of this Agreement, the non-breaching party will incur substantial damages that are difficult to quantify. In such event, the sum of $4,000,000 (the "Break-up Fee") is deemed by the parties to be an amount which is a fair and reasonable estimate of the damage the non-breaching party may incur. Accordingly, in the event of such termination, the breaching party will pay the Break-up Fee to the non-breaching party within 10 days of such termination, with interest thereon (if not paid during such 10 day period) at an annual rate of 15%. In the event that the non-breaching party's actual damages exceed the amount of the Break-up Fee, the non-breaching party may seek, and shall be entitled to recover from the breaching party, any such excess damages.

14.  RISK OF LOSS.

     If any material portion of the Station Assets shall suffer any "material physical damage or destruction" (as defined below) prior to the Closing Date, the parties shall promptly notify one another in writing of such physical damage or destruction, and the party at fault (or if no fault, Seller) shall promptly take all necessary steps to restore, repair or replace such assets at its sole expense, and shall advise the other in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. If such restoration, repair or replacement is not accomplished prior to the Closing Date, and only if it is Seller's obligation to restore, repair or replace (i.e., Purchaser is not at fault), Buyer shall receive all insurance proceeds paid or payable to Seller in respect of such damage or destruction, close this Agreement and thereafter complete such restoration, repair or replacement at its sole expense; provided, however, Seller shall have no further liabilities with respect to such damage or destruction after payment to Purchaser of such insurance proceeds. For purposes hereof, "material physical damage or destruction" shall mean any damage or destruction to a material portion of the Station Assets, which damage or destruction exceeds $250,000, in the aggregate and which is not covered by insurance (other than a reasonable deductible).

15.  MISCELLANEOUS PROVISIONS.

     15.1     EXPENSES.   Except as otherwise expressly provided herein, each
party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

     15.2 PRORATIONS. All items of income and expense arising from the operation of the Station with respect to the Station Assets and the Assumed Liabilities on or before the close of business on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser. Proration of the items described below between Seller and Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of Seller transferred to and assumed by Purchaser hereunder:

     (a) Liability for state and local taxes assessed on the Station Assets payable with respect to the tax year in which the Closing Date falls shall be prorated as between Seller and Purchaser on the basis of the number of days of the tax year elapsed to and including such date, appropriately adjusted with respect to improvements to the Station Assets effected by Purchaser after the Closing Date.

     (b) Prepaid items and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts to be assumed by Purchaser shall be prorated between Seller and Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

     All prorations shall be made and paid insofar as feasible on the Closing Date with a final settlement to be made on the Closing Date. Seller and Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 15.2.

     15.3 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

     15.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to  Purchaser:

     3102 Oak Lawn, Suite 215
     Dallas, Texas 75219
     Attn: McHenry T. Tichenor, Jr., President
     Fax: (214) 525-7750

If to  Seller:

     190 Queen Anne Avenue North, Suite 100
     Seattle, Washington 98109
     Attn: Lance Anderson
     Fax: (206) 286-2376

With a copy to :

     Tom D. Wippman, Esq .
     650 Dundee Road, Suite 370
     Northbrook, Illinois  60062

     Fax: (847)480-1251

     15.5 ASSIGNMENT. This Agreement may not be assigned by either party without the prior consent of the other party; provided, however, that Purchaser may assign its rights to one or more of its subsidiaries so long as Heftel Broadcasting Corporation remains liable for all obligations of the Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

     15.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.7 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     15.8 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

     15.9 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

     15.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

     15.11 CERTAIN DEFINITIONS. As used in this Agreement, "affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

     15.12 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

     15.13 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       NEW CENTURY ARIZONA LICENSE
                                       PARTNERSHIP


                                       By /s/ George Kristi
                                         -------------------------------
                                                General Partner


                                       NEW CENTURY ARIZONA LLC


                                       By /s/ George Kristi
                                         -------------------------------
                                               Managing Member


                                       HEFTEL BROADCASTING CORPORATION


                                       By /s/ Jeffrey T. Hinson
                                         -------------------------------
                                              Senior Vice President